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                                                                       Exhibit 2

                              AMENDED AND RESTATED

                           RECAPITALIZATION AGREEMENT

                                  by and among

                         WERNER HOLDING CO. (PA), INC.

                                      and

                       THE INVESTORS LISTED ON SCHEDULE 1

                          Dated as of October 27, 1997

                AMENDED AND RESTATED RECAPITALIZATION AGREEMENT

         AMENDED AND RESTATED RECAPITALIZATION AGREEMENT (this "Agreement"), dated as of October 27, 1997 (the "Agreement"), by and among Werner Holding Co.
(PA), Inc., a Pennsylvania corporation (the "Company"), and the Cayman Islands corporations listed on Schedule 1 (each, an "Investor" and, collectively, the "Investors").

         WHEREAS, the Board of Directors of the Company (the "Company Board") has decided to effect a comprehensive recapitalization of the Company as described herein which includes certain transactions between the Company and the Investors (the "Recapitalization");

         WHEREAS, the Company Board has (i) determined that the Recapitalization is fair to, and in the best interests of, the Company and its shareholders, and (ii) resolved to approve and adopt this Agreement and the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, as a condition to the Investors' willingness to enter into this Agreement and consummate the transactions contemplated hereby, the Investors have required that certain shareholders agree, among other things, to vote shares of the Company's Class A Common Stock, par value $1 per share (the "Pre-Recapitalization Company Class A Common Stock"), and the Company's Class B Common Stock, par value $1 per share (the "Pre-Recapitalization Company Class B Common Stock"), beneficially owned by them in accordance with the terms of a Shareholder Voting Agreement, dated as of October 8, 1997 (the "Voting Agreement"), by and among the Investors and the shareholders parties thereto (the "Shareholders") and comply with the other provisions of such Voting Agreement; and in order to induce the Investors to enter into this Agreement, the Shareholders have executed and delivered the Voting Agreement;

         WHEREAS, the amendment and restatement of the Company's articles of incorporation contemplated by the Recapitalization require for approval (i) the vote of a majority of the issued and outstanding shares of each of (a) the Pre-Recapitalization Company Class A Common Stock, and (b) the
Pre-Recapitalization Company Class B

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Common Stock, and (ii) all other votes required by Section 1906 of the
Pennsylvania Business Corporation Law (the "PBCL");

         WHEREAS, the Company Board has determined that there is a reasonable basis for the reclassification of the Company Class A Common Stock and the Company Class B Common Stock provided for hereunder;

         WHEREAS, the Company and the Investors desire to make certain representations, warranties, covenants and agreements in connection with the Recapitalization and also to prescribe various conditions to the Recapitalization; and

         WHEREAS, it is intended that the transactions contemplated hereby be accounted for as a recapitalization for financial reporting purposes.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I

                              THE RECAPITALIZATION

         Section I.1 AMENDMENT AND RESTATEMENT OF THE COMPANY'S ARTICLES OF INCORPORATION. In accordance with the PBCL, and upon the terms and subject to the satisfaction or waiver of conditions contained in this Agreement, at or prior to the Closing, the Company shall file with the Secretary of State of the Commonwealth of Pennsylvania Articles of Amendment to amend and restate the Company's Articles of Incorporation to read in their entirety substantially in the form attached as Exhibit A (the "Amended Articles"). The Amended Articles shall, among other things, provide as follows:

         (a) The Company shall have eight classes of common stock, par value $.01 per share (collectively, the "Post-Recapitalization Company Common Stock"), and, (i) the first class of common stock shall be designated as

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"Class A Common Stock", (ii) the second class of common stock shall be designated as "Class A-1 Common Stock", (iii) the third class of common stock shall be designated as "Class B Common Stock", (iv) the fourth class of common stock shall be designated as "Class B-1 Common Stock", (v) the fifth class of common stock shall be designated as "Class C Common Stock", (vi) the sixth class of common stock shall be designated as "Class D Common Stock", (vii) the seventh class of common stock shall be designated as "Class E Common Stock", and (viii) the eighth class of common stock shall be designated as "Common Stock".

         (b) Each share of Class A-1 Common Stock and each share of Class B-1 Common Stock shall be subject to mandatory redemption by the Company at any time prior to March 31, 1998 at a redemption price of $2,421.29 per share (the "Initial Cash Redemption Price") plus the right to potentially receive additional consideration depending on certain future events, including the future growth in the value of the equity of the Company, as set forth in the Amended Articles.

         Section I.2 RECLASSIFICATION OF SHARES.

         (a) Upon the effectiveness of the Amended Articles, each issued and outstanding share (other than any shares to be cancelled pursuant to Section 1.2(b)) of Pre-Recapitalization Company Class A Common Stock and
Pre-Recapitalization Company Class B Commcn Stock (collectively, the "Pre-Recapitalization Company Common Stock") shall be reclassified and converted as follows:

                  (i) for each share of Pre-Recapitalization Company Class A Common Stock held by the shareholders of the Company listed on
         Schedule 2 and noted thereon as being affiliated shareholders (the "Listed Shareholders"): (A) the right to receive a fraction of a fully paid and nonassessable share of Class A Common Stock, and (B) the right to receive a fraction of a fully paid and nonassessable share of Class A-1 Common Stock, as provided on Schedule 2;

                  (ii) for each share of Pre-Recapitaliza-

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         tion Company Class A Common Stock held by shareholders of the Company other than the Listed Shareholders (the "Other Shareholders"): (A) the right to receive .1376 of a fully paid and nonassessable share of Class A Common Stock, and (B) the right to receive .8624 of a fully paid and nonassessable share of Class A-1 Common Stock;

                  (iii) for each share of Pre-Recapitalization Company Class B Common Stock held by the Listed Shareholders: (A) the right to receive a fraction of a share of a fully paid and nonassessable share of Class B Common Stock, and (B) the right to receive a fraction of a share of a fully paid and nonassessable share of Class B-1 Common Stock, as provided on Schedule 2; and

                  (iv) for each share of Pre-Recapitalization Company Class B Common Stock held by the Other Shareholders: (A) the right to receive .1376 of a fully paid and nonassessable share of Class B Common Stock, and (B) the right to receive .8624 of a fully paid and nonassessable share of Class B-1 Common Stock.

         (b) Each share of Pre-Recapitalizaticn Company Common Stock held in the treasury of the Company or by any Subsidiary of the Company immediately prior to the Closing Date shall, at the Closing, by virtue of the Recapitalization and without any action on the part of the holder thereof, be cancelled and retired and cease to exist and no payment shall be made with respect thereto.

         Section I.3 PURCHASE AND SALE OF THE INVESTOR SHARES. Pursuant to the terms and subject to the conditions of this Agreement, at the Closing, (a) the Company shall sell to each of the Investors the number of shares of Post-Recapitalization Company Common Stock, and from such classes of Class C Common Stock, Class D Common Stock or Class E Common Stock, to be set forth next to the name of such Investor on Schedule 3 (the "Investor Shares") for an aggregate purchase price for all Investor Shares of $122,715,000 (the "Purchase Price") and


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for a per share purchase price of $2,421.29, (b) the Investors shall pay the
Purchase Price (allocated among the Investors in accordance with Schedule 3), by wire transfer of immediately available funds, to such account or accounts designated by the Company not less than two business days prior to the Closing Date, and (c) the Company shall issue to each of the Investors certificates representing the Investor Shares purchased by such Investor pursuant to this
Section 1.3.

         Section I.4 REDEMPTION OF SHARES. At the Closing, following the effectiveness of the Amended Articles and the receipt of the Purchase Price, and after giving effect to the transactions contemplated by Section 1.2, the Company shall redeem (the "Redemption") all of the issued and outstanding shares of Class A-1 Common Stock and Class B-1 Common Stock.

         Section I.5 COMPLIANCE WITH SECTION 1906 OF THE PBCL. The treatment of shares of Pre-Recapitalization Company Common Stock hereunder is intended to comply with the provisions of Section 1906 of the PBCL applicable to the transactions contemplated hereby.

         Section I.6 THE CLOSING. The closing of the Recapitalization (the "Closing") shall take place at 10:00 a.m., E.S.T., at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166 (or such other place as the parties may agree) as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI. The date on which the Closing occurs is referred to herein as the "Closing Date." The effectiveness of the Amended Articles, the purchase and sale of the Investor Shares and the Redemption shall be deemed to occur sequentially in that order but the Closing will be conducted in such a manner that none of such events will occur unless all three of such events occur at the Closing.


                                  ARTICLE II

                           EXCHANGE OF CERTIFICATES


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         Section II.1 EXCHANGE PROCEDURES.

         (a) Contemporaneously with the mailing of the Proxy Statement (as hereinafter defined), the Closing Date, the Company will mail to each holder of record of a certificate or certificates which immediately prior to the Closing Date represented shares of Pre-Recapitalization Company Common Stock (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Company) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Company Class A Common Stock and Company Class B Common Stock and the Initial Cash Redemption Price to which such holder is entitled as a result of the Redemption pursuant to Section 1.4. Upon surrender to the Company of a Certificate for cancellation, together with such letter of transmittal duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall receive in exchange therefor, as soon as practicable following the Closing, (i) certificates evidencing that number of shares of Company Class A Common Stock and Company Class B Common Stock which such holder is entitled to receive pursuant to
Section 1.2, and (ii) the Initial Cash Redemption Price such holder is entitled to receive pursuant to Section 1.4, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued with respect to any Initial Cash Redemption Price payable upon the surrender of the Certificates. If any certificate is to be issued in, or if cash is to be remitted to, a name other than that in which the Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Company or its transfer agent any transfer or other taxes required by reason of the issuance of certificates in a name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Company or its transfer agent that such

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taxes have been paid or are not applicable. Following the effectiveness of the
Amended Articles and until surrendered in accordance with the provisions of this Section 2.1, each Certificate (other than Certificates representing shares held in the Company's treasury or by any Subsidiary of the Company) shall represent for all purposes only the right to receive, upon such surrender, shares of Company Class A Common Stock and Company Class B Common Stock in accordance with Section 1.2 and the Initial Cash Redemption Price in accordance with Section 1.4, without any interest thereon, subject to any required withholding taxes.

         (b) Beginning at 5:00 p.m., E.S.T. on the last business day before the Closing Date, there shall be no transfers of the shares of Pre-Recapitalization Company Common Stock on the stock transfer books of the Company which were outstanding immediately prior to the Closing. If, after the Closing Date, Certificates are presented to the Company, they shall be cancelled and exchanged for shares of Company Class A Common Stock and Company Class B Common Stock in accordance with Section 1.2 and the Initial Cash Redemption Price in accordance with Section 1.4, without any interest thereon, subject to any required withholding taxes, in accordance with the procedures set forth in this
Article II.

         (c) No dividends or other distributions with respect to shares of Company Class A Common Stock or Company Class B Common Stock with a record date after the Closing Date shall be paid to the holder of any unsurrendered Certificate with respect to shares of Company Class A Common Stock or Company Class B Common Stock represented thereby until the surrender of such Certificate in accordance with this Article II.

         (d) The Company shall not be liable to any Person in respect of any shares of Company Class A Common Stock or Company Class 2 Common Stock (or dividends or distributions with respect thereto) or the Initial Cash Redemption Price delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         Section II.2 COLLECTION OF CERTIFICATES. The Company shall use all commercially reasonable efforts to collect the


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Certificates prior to the Closing.

                                  ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to each of the Investors as follows:

         Section III.1 ORGANIZATION. (a) Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except as set forth in Sections 3.1 or 3.2(c) of the letter delivered by the Company to the Investor Representative (as defined herein) or its representatives, at or prior to the execution of this Agreement (the "Company Disclosure Letter"). Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing or to be so qualified or licensed would not have a Company Material Adverse Effect. The Company has heretofore delivered to the Investor Representative or its representatives a complete and correct copy of each of its articles of incorporation and by-laws, as currently in effect, and has heretofore made available to the Investor Representative or its representatives a complete and correct copy of the articles of incorporation and by-laws of each of its Subsidiaries, as currently in effect.

         (b) As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation, partnership or other entity or organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is

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a general partner (excluding such partnerships where such party or any
Subsidiary of such party does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other entity or organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. As used in this Agreement, "Company Material Adverse Effect" means any change or effect that either individually or in the aggregate with all such other changes or effects is or is reasonably likely to be materially adverse to the business, financial condition or operations of the Company and its Subsidiaries, taken as a whole; PROVIDED, HOWEVER, that the effects of changes that are generally applicable to
(i) the United States economy or (ii) the United States securities markets shall be excluded from the determination of Company Material Adverse Effect; and PROVIDED, FURTHER, that any adverse effect on the Company and its Subsidiaries resulting from the execution of this Agreement and the announcement of this Agreement and the transactions contemplated hereby shall also be excluded from the determination of Company Material Adverse Effect.

         Section III.2 CAPITALIZATION. (a) The authorized capital stock of the Company consists of 420,000 shares of Pre-Recapitalization Company Common Stock, which is comprised of 42,000 authorized shares of Pre-Recapitalization Company Class A Common Stock and 378,000 authorized shares of Pre-Recapitalization Company Class B Common Stock. As of September 30, 1997, there were (i)
13,172.30 shares of Pre-Recapitalization Company Class A Common Stock issued and outstanding, and (ii) 147,898.70 shares of Pre-Recapitalization Company Class B Common Stock issued and outstanding. Since September 30, 1997, no additional shares of capital stock have been issued. All the outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. Except as disclosed in Section 3.2(a) of the Company Disclosure Letter, as of the date hereof, there are no existing (i) options, warrants, calls, sub-

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scriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any capital stock (or equivalent equity interests of entities other than corporations) of the Company or any of its Subsidiaries, (iii) voting trusts or other voting arrangements to which the Company or, to the knowledge of the Company, voting trusts to which any affiliate of the Company, is a party with respect to the voting of the capital stock of the Company (excluding trusts which are shareholders of record), (iv) agreements or arrangements to which the Company is required to register any shares of capital stock of the Company under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), or (v) debt agreements or instruments which grant any rights to vote (contingent or otherwise) on matters on which shareholders of the Company may vote.

         (b) Except as disclosed in Section 3.2(b) of the Company Disclosure Letter, all of the outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company's Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances.

         (c) Except for interests in its Subsidiaries, investments held by the Company's captive insurer, Manufacturers Indemnity Insurance Company of America ("MIICA"), or as disclosed in Section 3.2(c) of the Company Disclosure Letter or as otherwise disclosed on the financial statements referred to in Section 3.5, the Company does not own directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity having a value in excess of $750,000.

         Section III.3 AUTHORIZATION; VALIDITY OF AGREEMENT; COMPANY ACTION.

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The Company has full corporate power and authority to execute and deliver this
Agreement and, subject to obtaining the necessary approval of its shareholders, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by the Company Board and, except for obtaining the approval by the Company's shareholders of the Amended Articles, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, subject to approval of the Amended Articles by the Company's shareholders (and assuming due and valid authorization, execution and delivery hereof by the Investors), is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         Section III.4 CONSENTS AND APPROVALS; NO VIOLATIONS. Except as disclosed in Section 3.4 of the Company Disclosure Letter and except for (a) the filing of the Amended Articles, (b) applicable requirements under corporation or "blue sky" laws of various states, (c) filings with the Commissioner of Insurance of the State of Colorado, and (d) matters specifically described in this Agreement, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of the articles of incorporation or by-laws of the Company or any of its Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any

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right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, (iii) violate any order, writ, judgment, code, ordinance, injunction, decree, law, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their respective properties or assets, or (iv) require on the part of the Company or any of its Subsidiaries any filing or registration with, notification to, authorization, consent or approval of, or action by, any court, arbitral authority, or governmental legislative, executive or regulatory authority or agency (a "Governmental Entity"); except in the case of clauses (ii), (iii) or
(iv) for such violations, breaches or defaults which, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain, individually or in the aggregate, (A) would not have a Company Material Adverse Effect and would not materially adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement or (B) would become applicable as a result of the particular status of, or any facts pertaining to, the Investors.

         Section III.5 FINANCIAL STATEMENTS. (a) The Company has delivered to the Investor Representative or its representatives the audited consolidated balance sheets (including the related notes and independent auditors' report thereon) of the Company and its consolidated Subsidiaries as of December 31, 1996 and December 31, 1995, and the related audited consolidated statements of income and retained earnings and cash flows of the Company and its consolidated Subsidiaries for each of the three years in the period ended December 31, 1996 (collectively, the "1996 Financial Statements"). Each of the consolidated balance sheets (including the related notes) included in the 1996 Financial Statements presents fairly, in all material respects, the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included in the 1996 Financial Statements present fairly,

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in all material respects, the results of operations and cash flows of the
Company and its consolidated Subsidiaries for the respective periods or as of the respective dates set forth therein. Each of the consolidated balance sheets and statements of income and retained earnings and cash flows (including the related notes) included in the 1996 Financial Statements has been prepared, in all material respects, in accordance with United States Generally Accepted Accounting Principles ("GAAP") applied on a consistent basis during the periods involved, except as otherwise noted therein.

         (b) The Company has delivered to the Investor Representative or its representatives the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of August 31, 1997 and the unaudited consolidated statement of income of the Company and its consolidated Subsidiaries for the eight-month period ended August 31, 1997 (collectively, the "Unaudited Financial Statements"). Except for normally recurring year-end adjustments, which adjustments will not be material either individually or in the aggregate to the Company and its consolidated Subsidiaries taken as a whole, and the absence of any notes to the Unaudited Financial Statements, (i) the consolidated balance sheet included in the Unaudited Financial Statements presents fairly, in all material respects, the financial position of the Company and its consolidated Subsidiaries as of August 31, 1997, (ii) the other related statements included in the Unaudited Financial Statements present fairly, in all material respects, the results of operations of the Company and its consolidated Subsidiaries for the eight-month period ended August 31, 1997, and (iii) each of the consolidated balance sheet and the statement of income included in the Unaudited Financial Statements has been prepared, in all material respects, in accordance with GAAP applied on a consistent basis during the period involved, except as otherwise noted therein.

         Section III.6 NO UNDISCLOSED LIABILITIES. Except as disclosed in
Section 3.6 of the Company Disclosure Letter and except (a) for liabilities and obligations incurred in the ordinary course of business consistent with past practice, since August 31, 1997, (b) for liabilities and obligations disclosed in the

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1996 Financial Statements or the Unaudited Financial Statements, and (c) for
liabilities and obligations incurred in connection with the Recapitalization or otherwise as contemplated by this Agreement, since August 31, 1997, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of the Company and its consolidated Subsidiaries as of August 31, 1997 and that would constitute a Company Material Adverse Effect. On May 1, 1997, the Company paid $1,000,000 to each of Robert Werner and Richard Werner (the "Retired Executives") pursuant to the terms of the Company's Supplemental Pension Plan A and resolutions of the Company Board. Other than the compensation pursuant to the terms of the Retired Executives' Consulting Agreements, dated as of May 1, 1997, certain medical, dental and pension benefits, and the non-cash benefits granted pursuant to the resolution of the Company Board referred to above, the Company is not obligated to pay to the Retired Executives any additional cash compensation of any kind.

         Section III.7 ABSENCE OF CERTAIN CHANGES. Except as (a) disclosed in the 1996 Financial Statements or the Unaudited Financial Statements, (b) disclosed in Section 3.7 of the Company Disclosure Letter or (c) contemplated by this Agreement, since August 31, 1997, (i) the Company and its Subsidiaries have conducted their businesses in the ordinary course and have not suffered any change, event or circumstance which, individually or in the aggregate, constitutes or could reasonably be expected to constitute a Company Material Adverse Effect, (ii) the Company has not declared, set aside or paid any dividends or other distribution with respect to the Pre-Recapitalization
Company Common Stock except for regular quarterly cash dividends which have been declared consistent with the Company's past practice, (iii) no material change to the accounting principles, practices or methods used in the preparation of the 1996 Financial Statements has been made, except as required by GAAP or applicable law, and (iv) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would violate

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Section 5.1.

         Section III.8 EMPLOYEE BENEFIT PLANS; ERISA.

         (a) Section 3.8(a) and Section 5.4(c) of the Company Disclosure Letter set forth a list of all employee benefit plans, (including but not limited to plans described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), established, maintained or contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with the Company would be deemed a "single employer" within the meaning of section 4001(b)(15) of ERISA ("Benefit
Plans"), or to which any of them have any obligation to make contributions, and all employment, change in control and severance agreements with employees of the Company ("Employee Agreements"). True and complete copies of all Benefit Plans and Employee Agreements, including all amendments to date, have been made available to the Investor Representative or its representatives by the Company.

         (b) Except as set forth in Section 3.8(b) of the Company Disclosure Letter, with respect to each Benefit Plan that is not a "Multiemployer Plan" within the meaning of Section 3(37) of ERISA: (i) if intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), such plan has received a determination letter from the United States Internal Revenue Service (the "IRS") stating that it so qualifies and that its trust is exempt from taxation under section 501(a) of the Code and nothing has occurred to the knowledge of the Company since the date of such determination that could materially adversely affect such qualification or exempt status, (ii) such plan has been administered in all material respects in accordance with its terms and applicable law, (iii) no breaches of fiduciary duty have occurred which might reasonably be expected to give rise to material liability on the part of the Company, (iv) no disputes are pending, or, to the knowledge of the Company, threatened that give rise to or might reasonably be expected to give rise to material liability on the part of the Company, (v) no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred that gives rise to or might reasonably be


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

expected to give rise to material liability on the part of the Company, (vi) all contributions required to be made to such plan as of the date hereof (taking into account any extensions for the making of such contributions) have been made in full, and (vii) neither the Company nor any Subsidiary has incurred any liability to the Pension Guaranty Benefit Corporation that has not been satisfied in full. To the best of the Company's knowledge, the foregoing is also true with respect to all Benefit Plans that are Multiemployer Plans.

         (c) No Benefit Plan is a plan described in section 4063(a) of ERISA. With respect to any Benefit Plan that is a "multiemployer pension plan," (i) neither the Company nor any ERISA Affiliate has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in sections 4203 and 4205 of ERISA or has incurred any other obligation or liability under Title IV of ERISA or Section 515 of ERISA that has not been satisfied in full (or any liability resulting therefrom has been satisfied in full), (ii) no event has occurred that presents a material risk of a partial or complete withdrawal, (iii) neither the Company nor any ERISA Affiliate has any contingent liability under section 4204 of ERISA, and (iv) to the best of the Company's knowledge, no circumstances exist that present a material risk that any such plan will go into reorganization, become insolvent or suffer a mass withdrawal.

         (d) No Benefit Plan has incurred an accumulated funding deficiency, as defined in section 302 of ERISA or section 412 of the Code, whether or not waived.

         (e) Except as disclosed in Section 3.8(e) of the Company Disclosure Letter, with respect to each Benefit Plan that is a "welfare plan" (as defined in section 3(1) of ERISA), no such plan provides medical, life insurance or death benefits with respect to current or former employees of the Company or any of its Subsidiaries beyond their termination of employment (other than to the extent required by applicable law).

         (f) Except as set forth in Section 3.8(f) of the Company Disclosure Letter, no material liability has been or is expected to be incurred by the

Company or any ERISA Affiliate (either directly or indirectly, including as a result of an indemnification obligation or any joint and several liability obligations) under or pursuant to Title I or IV of ERISA or the penalty or the excise tax or joint and several liability provisions of the Code, relating to its or their employee benefit plans, and no event, transaction or condition has occurred or exists that has resulted in or would reasonably be expected to result in any such liability to The Investors, the Company or any ERISA Affiliate or any employee benefit plan of the Company or any ERISA Affiliate.

         (g) As of the last valuation date prior to the date hereof, the market value of assets under each Benefit Plan which is a "pension plan" (as defined in section 3(2) of ERISA (other than any multiemployer plan)) is not less than the present value of all liabilities thereunder determined for purposes of the minimum funding requirements of Section 412 of the Code and Statement of Financial Accounting Standards No. 87. Except as set forth in Section 3.8(g) of the Company Disclosure Letter, no Benefit Plan has any unfunded accrued benefits that are not fully reflected in the financial statements referred to in Section 3.5.

         (h) Except for any multi-employer plans and plans maintained pursuant to a collective bargaining agreement, each Benefit Plan can be amended or terminated at any time and without liability other than for benefits accrued prior to such amendment or termination.

         (i) The Company and each of its Subsidiaries have complied in material respects with the continuation coverage requirements of Title X of the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended.

         Section III.9 LITIGATION. Except as disclosed in Sections 3.8(b), 3.8(f), 3.9, 3.13, 3.16 or 3.17 of the Company Disclosure Letter, there is no action, suit, proceeding, arbitration or, to the knowledge of the Company, audit or investigation pending or, to the knowledge of the Company, action, suit, proceeding, arbitration audit or investigation threatened, involving the Company or any of its Subsidiaries, or any of their respective affiliates, by or before any Governmental Entity or by any third party that, individually, is reasonably likely to have a Company Material Adverse Effect. To the knowledge of the Company, none of the items listed in Sections 3.8(b), 3.8(f), 3.9, 3.13, 3.16 or 3.17 of the Company Disclosure Letter are reasonably likely to have a Company Material Adverse Effect, after giving effect to insurance and all reserves of the Company relating to such litigation.

         Section III.10 NO DEFAULT; COMPLIANCE WITH APPLICABLE LAWS. Except as disclosed in Section 3.10 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is in default or violation of any term, condition or provision of (i) its articles of incorporation or by-laws or similar organizational documents, (ii) any of the Company Material Agreements (as hereinafter defined), or (iii) any statute, law, rule, regulation, judgment, decree, order, arbitration award, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or any of its Subsidiaries, including, without limitation, laws, rules and regulations relating to the environment, occupational health and safety, employee benefits, wages, workplace safety, equal employment opportunity and race, religious or sex discrimination, excluding from the foregoing clauses
(i), (ii) and (iii), defaults or violations which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

         Section III.11 TAXES. (a) Except as disclosed in Section 3.11 of the Company Disclosure Letter, the Company and each of its Subsidiaries has (i) timely filed all Tax Returns (as defined herein) required to be filed by any of them (taking into account applicable extensions) and all such returns were true, correct and complete in all material respects when filed and (ii) paid or accrued (in accordance with GAAP) all material Taxes (as defined herein) due for the periods covered by such Tax Returns other than such Taxes as are being contested in good faith by the Company or its Subsidiaries.

                    (b) Except as disclosed in Section 3.11 of the Company Disclosure Letter, the IRS has completed its examination of the federal income Tax Returns of the Ccmpany and each of its Subsidiaries for the assessment of income Taxes for all taxable periods, as to which the statutory period remains open and such Tax Returns were required to be filed, through and including the taxable period ended December 31, 1996.

                  (c) Except as disclosed in Section 3.11 of the Company Disclosure Letter, there are no material ongoing federal, state, local or foreign audits or examinations of any Tax Return of the Company or its Subsidiaries.

                  (d) Except as disclosed in Section 3.11 of the Company Disclosure Letter, no material deficiencies for any Tax have been proposed, asserted or assessed against the Company or any of its Subsidiaries that have not been finally settled or paid in full, or for which adequate reserves have not been set aside for the payment thereof.

                  (e) Except as disclosed in Section 3.11 of the Company Disclosure Letter, there are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against the Company or any of its Subsidiaries.

                  (f) Except as disclosed in Section 3.11 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes.

                  (9) Except as disclosed in Section 3.11 of the Company Disclosure Letter, there are no material liens for Taxes upon the assets of the Company or any of its Subsidiaries which are not provided for in the 1996 Financial Statements or the Unaudited Financial Statements, except liens for Taxes not yet due and payable and liens for taxes that are being contested in good faith.

         (h) The Company is not a United States Real Property Holding Corporation (a "USRPHC") within the meaning of Section 897 of the Code and was not a USRPHC on any "determination date" (as defined in Section 1.897-2(c) of the Treasury regulations) that occurred in the five-year period preceding the Closing.

         (i) Neither the Company nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f) of the Code apply to the disposition of a subsection (f) asset (as such term is defined by Section 341(f) of the Code) owned by the Company or any of its Subsidiaries.

         (j) Except as provided in Section 3.11 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries (i) has greed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state or local law by reason of a change in accounting method initiated by it or any other relevant party, (ii) has any actual knowledge that the IRS has proposed any such adjustment or change in accounting method, or (iii) has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or the assets of the Company.

         (k) Except as provided in Section 3.11 of the Company Disclosure Letter, the Company has not executed any closing agreement pursuant to Section 7121 of the Code.

         (l) Except as provided in Section 3.11 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make a payment that will not be deductible under Section 280G of the Code.

         (m) Except as provided in Section 3.11 of the Company Disclosure Letter, no gain will be recognized by the Company or Werner (DE) International Inc. (the "DISC") as a result of the transactions described in Section 5.12.

         (n) Except as provided in Section 3.11 of the Company Disclosure Letter, none of the assets of the Company is property that is required to be owned by another Person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, as in effect immediately prior to the Tax Reform Act of 1986, or is "tax exempt use property" within the meaning of Section

168(h) of the Code.

         (o) "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees, levies and any charges of any kind whatsoever, imposed by the IRS or any taxing authority (whether domestic or foreign including, without limitation, any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any federal, state, local or foreign taxing authority or jurisdiction with respect to Taxes.

         Section III.12 PROPERTY. (a) Section 3.12(a) of the Company Disclosure Letter lists the location of and briefly describes the use of all material real property owned by the Company and its Subsidiaries. The Company has delivered or made available to the Investor Representative or its representatives true and complete copies of the deeds, title insurance policies, surveys, mortgages, agreements and other documents in the Company's possession related to such real property. Except as set forth in Section 3.12(a) of the Company Disclosure Letter, with respect to such real property (i) the Company or its Subsidiaries, as the case may be, has sufficient title to such real property to conduct its business as currently conducted in all material respects, and such real property is free and clear of any security interest, easement, covenant or other restriction, except for real estate taxes not yet delinquent, security interests, easements, covenants and other restrictions, which individually or in the aggregate would not have a Company Material Adverse Effect, (ii) there are no pending, or to the knowledge of the Company, threatened, condemnation proceedings or lawsuits or administrative actions relating to the property which would have a Company Material Adverse Effect and (iii) there are no outstanding options or rights of first refusal to purchase any parcel of real property or any portion thereof or interest therein.

         (b) Section 3.12(b) of the Company Disclosure Letter lists and briefly describes all material real property leased or subleased to the Company or any Subsidiaries. The Company has delivered or made available to the Investor Representative or its representatives correct and complete copies of the leases and subleases listed on Section 3.12 of the Company Disclosure Letter. With respect to each lease and sublease listed on Section 3.12(b) of the Company Disclosure Letter (i) the lease or sublease is legal, valid, binding, enforceable and in full force and effect, and (ii) neither the Company nor any of its Subsidiaries is in breach or default of such lease or sublease and no event has occurred which, with notice or lapse of time, would constitute a breach or default by either the Company or any of its Subsidiaries or permit termination, modification, or acceleration by any third party thereunder, except for such breaches, defaults or accelerations which individually or in the aggregate would not have a Company Material Adverse Effect.

         (c) The Company and its Subsidiaries have sufficient title to all material personal property owned or leased by the Company or any of its Subsidiaries, to conduct the business of the Company and its Subsidiaries, in all material respects, consistent with past practice. All such material personal property, including but not limited to all material machinery, tools and equipment, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), is adequate and sufficient in all material respects for the conduct of the business of the Company and its Subsidiaries consistent with past practice and is free and clear of any liens other than liens that would not have a Company Material Adverse Effect.

         Section III.13 INTELLECTUAL PROPERTY. Except as disclosed in Section
3.13 of the Company Disclosure Letter, and except for such claims, which individually or in the aggregate, would not have a Company Material Adverse Effect, there are no pending or threatened claims, of which the Company or its Subsidiaries have been given written notice, by any Person against their use of any material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names and copyright registrations, patents and all applications therefor which are owned by the Company or its Subsidiaries and used in their respective operations as currently conducted (collectively, the "Company Intellectual Property"). The Company or one of its Subsidiaries has such ownership of or such rights by license, lease or other agreement to the Company Intellectual Property as are necessary to permit them to conduct their respective operations as currently conducted, except where the failure to have such rights would not have a Company Material Adverse Effect.

         Section III.14 COMPUTER SOFTWARE. Except as set forth in Section 3.14 of the Company Disclosure Letter, the Company and its Subsidiaries have such title or such rights by license, lease or other agreement to the computer software programs (other than off-the-shelf software) which are owned, licensed, leased or otherwise used by the Company and its Subsidiaries except where the failure to have such rights would not have a Company Material Adverse Effect.

         Section III.15 CONTRACTS. The Company has delivered or made available to the Investor Representative or its representatives copies of all written Company Material Agreements (as hereinafter defined). Except as set forth in
Section 3.15 of the Company Disclosure Letter, each Company Material Agreement is in full force and effect and, to the knowledge of the Company, is valid and enforceable by the Company or a Subsidiary of the Company, as the case may be, in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and
(ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as set forth in Section 3.15 of the

Company Disclosure Letter, neither the Company nor any of its Subsidiaries is in default in the observance or the performance of any term or obligation to be performed by it under any Company Material Agreement except for such defaults the effect of which, individually or in the aggregate, would not have a Company Material Adverse Effect. To the knowledge of the Company, no other Person is in default in the observance or the performance of any term or obligation to be performed by it under any Company Material Agreement. As used in this Agreement, "Company Material Agreement" shall mean each agreement, arrangement, instrument, bond, commitment, franchise, indemnity, indenture, lease, license or understanding, whether or not in writing, to which the Company or any of its Subsidiaries is a party or to which the Company, any of its Subsidiaries or any of their respective properties is subject that (i) obligates the Company or any of its Subsidiaries to pay an amount in excess of $250,000 in any twelve-month period beginning after December 31, 1996, (ii) provides for the extension of credit, (iii) provides for a guaranty by the Company or any of its Subsidiaries of obligations of others in excess of $250,000, (iv) constitutes an employment agreement, consulting agreement or personal service contract not terminable on less than sixty (60) days' notice without penalty, (v) represents a contract upon which the Company and its Subsidiaries taken as a whole are substantially dependent or that is otherwise material to the business of the Company and its Subsidiaries taken as a whole, or (vi) limits, in any material respect, the ability of the Company or any of its Subsidiaries to engage in any line of business, compete with any Person or expand the nature or geographic scope of its business.

         Section III.16 ENVIRONMENTAL LAWS AND REGULATIONS. Except as set forth in Section 3.16 of the Company Disclosure Letter, (a) the Company and each of its Subsidiaries is and at all times has been in compliance with all applicable federal, state, local and foreign laws and regulations relating to protection of human health and the environment (collectively, "Environmental Laws"), except for non-compliance which would not, individually or in the aggregate, have a Company Material Adverse Effect, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, (b) neither the Company nor any of its Subsidiaries has received written notice of, or to the knowledge of the Company, is the subject of, any actions, causes of action, claims, investigations, demands, or notices by any Person alleging liability under or non-compliance with any Environmental Law ("Environmental Claims") which would, individually or in the aggregate, have a Company Material Adverse Effect, and (c) to the knowledge of the Company, no Hazardous Substances have been released, disposed of, emitted, treated, stored, generated, placed, deposited, discharged, or spilled at, upon or under, or have migrated in, on, or under, any facility ever owned, operated or leased by the Company and any of its Subsidiaries (or any facility to which the Company and any of its Subsidiaries have sent any Hazardous Substance) with which the Company has reasonable grounds to believe would give rise to liability under or noncompliance with any Environmental Law which would, individually or in the aggregate, have a Company Material Adverse Effect. "Hazardous Substance" means any substance or material which is regulated under any Environmental Law.

         Section III.17 LABOR MATTERS. Except as set forth in Section 3.17 of the Company Disclosure Letter, (a) neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, (b) there is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries, and (c) no strike, work stoppage, work slowdown, sick-out or lock-out is pending or, to the knowledge of the Company, threatened except in the case of (b) and (c) for any matter which would not have, individually or in the aggregate, a Company Material Adverse Effect.

         Section III.18 APPLICABILITY OF PENNSYLVANIA TAKEOVER STATUTES. The provisions of Subchapters G, H, I and J of Chapter 25 of the PBCL are not applicable to the Company or the transactions contemplated by this Agreement.

         Section III.19 BROKERS OR FINDERS. The Company represents as to itself, its Subsidiaries and its affiliates, that none of the foregoing has entered into any contract, arrangement or understanding with any agent, broker, investment banker, financial advisor or other Person which may result in any such Person being entitled to any brokers' or finders' fee or any other commission or similar fee in connection with any of the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except Goldman, Sachs & Co. ("Goldman Sachs"), whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (a copy of which has been furnished to the Investor Representative or its representatives).

         Section III.20 OPINION OF FINANCIAL ADVISOR. The Company has received an opinion from Goldman Sachs to the effect that the consideration to be received by the shareholders of the Company in connection with the Recapitalization is fair to such shareholders from a financial point of view.

         Section III.21 TRANSACTIONS WITH AFFILIATES. Except as disclosed in
Section 3.6, Section 3.8, Section 3.15 or Section 5.4 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, agreement or arrangement with any shareholder, director, officer or employee of the Company or any of its subsidiaries that (a) provides for payments (other than employee compensation and benefits in the ordinary course of business) in excess of $75,000 in any twelve (12) month period or (b) is not terminable on notice of six months or less by the Company or a subsidiary (as applicable) at its option and without penalty or liability.

         Section III.22 DISSENTERS' RIGHTS. No shareholder of the Company shall have, by reason of the transactions contemplated hereby, if consummated in accordance with the terms hereof, any right to dissent from such transactions, or to obtain the fair value of such shareholders' shares, pursuant to Section 1571 of the PBCL or other applicable law.

         Section III.23 PAYMENTS. Except as set forth in Section 3.23 of the Company Disclosure Letter, the transactions contemplated by this Agreement will not trigger any severance or change of control payments, accelerated prepayments or other similar arrangements, or any other extraordinary payments to any employee or former employee of the Company (other than payments to such Persons in their capacity as shareholders of the Company) in excess of $250,000 in the aggregate.

         Section III.24 SHARE OWNERSHIP. Section 3.24 of the Company Disclosure Letter sets forth a true, accurate and complete list of the record holders of Company Class A Common Stock and the Company Class B Common Stock, as of September 30, 1997, indicating the number of shares of Company Class A Common Stock and Company Class B Common Stock held of record by each such holder as of such date.

                                  ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

         The Investors jointly and severally represent and warrant to the Company as follows:

         Section IV.1 ORGANIZATION. Each of the Investors is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Investors is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect on such Investor's ability to perform its obligations hereunder.

         Section IV.2 AUTHORIZATION; VALIDITY OF AGREEMENT; NECESSARY ACTION. Each of the Investors has full corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Investors of this Agreement, and the consummation of the transactions contemplated hereby, has been duly authorized by their respective boards of directors and no other corporate action is necessary to authorize the execution and delivery by any of the Investors of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Investors, and (assuming due and valid authorization, execution and delivery hereof by the Company) is a valid and binding obligation of each of the Investors, enforceable against each of the Investors in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         Section IV.3 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for (a) applicable requirements under corporation or "blue sky" laws of various states,
(b) filings with the Commissioner of Insurance of the State of Colorado, and
(c) as described in this Agreement, neither the execution, delivery or performance of this Agreement by the Investors nor the consummation by the Investors of the transactions contemplated hereby will (i) violate any provision of the articles of incorporation, by-laws or similar organizational documents of any of the Investors, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which any of the Investors or their respective affiliates is a party or by which any of them or any of their respective properties or assets may be bound,
(iii) violate any order, writ, judgment, code, ordinance, injunction, decree, law, statute, rule or regulation applicable to the Investors, any of their respective affiliates or any of their respective properties or assets, or (iv) require on the part of any of the Investors or any of their respective affiliates any filing or registration with, notification to, authorization, consent or approval of, or action by, any Governmental Entity; except in the case of clauses (ii), (iii) or (iv) for such violations, breaches or defaults which, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain would not have, individually or in the aggregate, an Investor Material Adverse Effect and would not materially adversely affect the ability of the Investors to consummate the transactions contemplated by this Agreement. As used in this Agreement, "Investor Material Adverse Effect" means any change or effect that either individually or in the aggregate with all such other changes or effects is or is reasonably likely to be materially adverse to the business, financial condition or operations of any Investor; provided, however, that the effects of changes that are generally applicable to (i) the United States economy, or (ii) the United States securities markets shall be excluded from the determination of an Investor Material Adverse Effect; and PROVIDED, FURTHER, that any adverse effect on any Investor resulting from the execution of this Agreement and the announcement of this Agreement and the transactions contemplated hereby shall also be excluded from the determination of an Investor Material Adverse Effect.

         Section IV.4 BROKERS OR FINDERS. Each of the Investors represents as to itself, its Subsidiaries and its affiliates, that none of the foregoing has entered into any contract, arrangement or understanding with any agent, broker, investment banker, financial advisor or other Person which may result in any such Person being entitled to any brokers' or finders' fee or any other commission or similar fee in connection with any of the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         Section IV.5 SUFFICIENT FUNDS. The Investors will have sufficient funds to purchase the Investor Shares and will cause sufficient funds to be available to the Company prior to the Closing to enable the Company to consummate the transactions contemplated by this Agreement and to pay all fees and expenses related to such transactions to the extent contemplated by this Agreement. Without limiting the foregoing, as of the Closing Date, the Company will have available to it a working capital credit facility in an amount not less than $50 million.

         Section IV.6 INVESTCORP AND INVESTOR AGREEMENTS. The Investor Representative has delivered to the Company a letter setting forth the aggregate fees to be paid by the Company to any of Investcorp Bank E.C. ("Investcorp"), Investcorp International, Inc., the Investors and their respective affiliates.

         Section IV.7 HSR. No filing by any of the Investors is required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, in connection with any of the transactions contemplated by this Agreement.

         Section IV.8 INVESTMENT INTENT OF INVESTORS. (a) Each Investor understands that it is receiving the Investor Shares delivered pursuant to this Agreement for investment purposes and not with a view to, or in connection with, any distribution thereof within the meaning of the U.S. securities laws. Each Investor understands that the Investor Shares may not be sold, offered for sale, pledged or otherwise transferred unless pursuant to an effective registration statement under the Securities Act and qualification or other compliance under applicable blue sky or state securities laws, or pursuant to an applicable exemption from such requirements.

         (b) Each of the Investors (i) possesses knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the securities issued pursuant to this Agreement; and (ii) has the financial wherewithal to sustain the risk of the investment contemplated hereby.

                                   ARTICLE V

                                   COVENANTS

         Section V.1 INTERIM OPERATIONS OF THE COMPANY. The Company covenants and agrees that, except (i) as contemplated by this Agreement, (ii) as disclosed in Section 5.1 of the Company Disclosure Letter or (iii) with the prior written consent of the Investor Representative, after the date hereof and prior to the Closing Date:

         (a) The Company and each of its Subsidiaries shall use their commercially reasonable efforts to preserve, in all material respects, the current business operations, existing business relationships and goodwill of the Company and each of its Subsidiaries, consistent with past practice;

         (b) The business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course of business;

         (c) The Company will not amend its articles of incorporation, by-laws or similar organizational documents or cause or permit any amendment of the articles of incorporation, by-laws or similar organizational documents of any of its Subsidiaries;

         (d) The Company shall not (i) split, combine or reclassify the outstanding Pre-Recapitalization Company Common Stock or cause or permit any of its Subsidiaries to split, combine or reclassify any outstanding capital stock of any such Subsidiary, (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock or with respect to the capital stock of any Subsidiary (other than the quarterly dividend to shareholders of the Company payable on October 1, 1997 and dividends from any wholly-owned Subsidiary of the Company to the Company or any other wholly-owned Subsidiary of the Company), (iii) issue or sell or cause any Subsidiary to issue or sell any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, shares of capital stock of any class of the Company or its Subsidiaries, or (iv) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or cause or permit any of its Subsidiaries to redeem, purchase or otherwise acquire directly or indirectly any capital stock of such Subsidiary;

         (e) Neither the Company nor any of its Subsidiaries shall (i) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan, in any material respect, except for changes which are less favorable to participants in such plans or as may be required by applicable law, or (ii) increase any compensation or enter into or amend any employment, consulting, severance, termination or similar agreement with any of its present or future employees, officers or directors, except for normal increases in the ordinary and usual course of business and the payment of cash bonuses to employees pursuant to and consistent with existing plans or programs;

         (f) Neither the Company nor any of its Subsidiaries shall, except as may be required or contemplated by this Agreement or in the ordinary and usual course of business (i) acquire, sell, lease or dispose of any of its assets or properties other than any such assets or properties the value of which does not exceed $250,000 individually and $1,000,000 in the aggregate, or (ii) enter into any commitment or transaction which would be material to the Company and its Subsidiaries taken as a whole;

         (g) Neither the Company nor any of its Subsidiaries shall: (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business consistent with past practice, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other Person (other than Subsidiaries of the Company), except in the ordinary and usual course of business consistent with past practice in an amount not to exceed $250,000 individually and $1,000,000 in the aggregate, (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than to Subsidiaries of the Company) in excess of $250,000 individually and $1,000,000 in the aggregate, other than in the ordinary and usual course of business consistent with past practice, (iv) pledge or otherwise encumber shares of capital stock of the Company or its Subsidiaries, or (v) mortgage or pledge any of its assets, tangible or intangible, or create any mortgage, lien, pledge, charge, security interest or encumbrance of any kind with respect to any such asset except in the ordinary and usual course of business consistent with past practice with respect to assets having a value not exceeding $250,000 individually and $1,000,000 in the aggregate;

         (h) Neither the Company nor any of its Subsidiaries shall (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein (other than purchases of marketable securities in the ordinary course of business), (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to the Company and its Subsidiaries taken as a whole, (iii) other than capital expenditures provided for in the Company's 1997 capital expenditures budget, which budget has been delivered or made available to the Investor Representative or its representatives, authorize any new capital expenditure or expenditures which, individually, is in excess of $250,000 or, in the aggregate, are in excess of $1,000,000, or (iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action which would be prohibited hereunder;

         (i) Neither the Company nor any of its Subsidiaries shall adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

         (j) Neither the Company nor any of its Subsidiaries shall make any federal, state, local or foreign tax election to settle or compromise any federal, state, local or foreign tax liabilities which individu-ally is in excess of $250,000 or, in the aggregate, are in excess of $1,000,000;

         (k) Neither the Company nor any of its Subsidiaries shall materially change any of the accounting methods used by it unless required by GAAP or applicable law;

         (l) The Company will not settle or compromise, or cause or permit any Subsidiary to settle or compromise, any claim (including arbitration) or litigation, which after insurance reimbursement results in liability to the Company or any Subsidiary in excess of $750,000, without the prior written consent of the Investors, which consent will not be unreasonably withheld; and

         (m) Neither the Company nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

         Section V.2 ACCESS TO INFORMATION. The Company shall afford to the Investor Representative and its officers, employees, accountants, counsel and other authorized representatives reasonable access, during normal business hours throughout the period prior to the earlier of the Closing Date and the date of termination of this Agreement, to the plants, properties, contracts, commitments, books and records (including but not limited to Tax Returns) of the Company and its Subsidiaries and shall use its reasonable best efforts to cause its respective representatives to furnish promptly to the Investor Representative and its representatives such additional financial and operating data and other information of the Company's and its Subsidiaries' businesses and properties as the Investor Representative and its representatives may from time to time reasonably request. Unless otherwise required by law and until the Closing, Investcorp, the Investors and their respective representatives will hold any such information which is non-public in confidence in accordance with the provisions of the Confidentiality Agreement between the Company and Investcorp International, Inc., dated as of June 23, 1997 (the "Confidentiality Agreement"), and each of the Investors hereby agrees to be bound by such Confidentiality Agreement as though a party thereto.

         Section V.3 NO SOLICITATION. (a) From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article VII, the Company and its Subsidiaries will not, and will use their best efforts to cause their respective officers, directors, employees and investment bankers, attorneys or other agents retained by or acting on behalf of the Company or any of its Subsidiaries not to, (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to any Acquisition Proposal (as hereinafter defined), (ii) except as permitted below, engage in negotiations or discussions with, or furnish any information or data to any third party relating to an Acquisition Proposal, or (iii) except as permitted below, enter into any agreement with respect to any Acquisition Proposal or approve any Acquisition Proposal. Notwithstanding anything to the contrary contained in this Section 5.3 or in any other provision of this Agreement, the Company and the Company Board may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with or furnish information to any third party making an unsolicited Acquisition Proposal (a "Potential Acquiror") or approve an unsolicited Acquisition Proposal if either (A) the Company Board determines in good faith, after receiving advice from its financial advisor, that a Potential Acquiror has submitted to the Company an Acquisition Proposal which is a Superior Proposal (as hereinafter defined), or (B) the Company
Board determines in good faith, based upon advice of its outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information or approve an Acquisition Proposal is reasonably likely to violate the Company Board's fiduciary duties under applicable law. The Company agrees that any non-public information furnished to a Potential Acquiror will be pursuant to a confidentiality agreement substantially similar to the confidentiality provisions of the confidentiality agreement entered into between the Company and Investcorp International, Inc. In the event that the Company shall determine to provide any information as described above, or shall receive any Acquisition Proposal, it shall promptly inform the Investor Representative in writing as to the fact that information is to be provided and shall furnish to the Investor Representative the identity of the recipient of such information and/or the Potential Acquiror and the terms of such Acquisition Proposal, except to the extent that the Company Board determines in good faith, based upon advice of its outside legal counsel, that any such action described in this sentence is reasonably likely to violate such Company Board's fiduciary duties under, or otherwise violate, applicable law.

         (b) The Company Board shall not (i) withdraw or modify or propose to withdraw or modify, in any manner adverse to the Investors, the approval or recommendation of such Board of Directors of the Amended Articles or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal unless, in each case, (A) the Company Board determines in good faith, after receiving advice from its financial advisor, that such Acquisition Proposal is a Superior Proposal or (B) the Company Board determines in good faith, based upon advice of its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of the Company Board's fiduciary duties under applicable law.

         (c) For purposes of this Agreement, "Acquisition Proposal" shall mean any bona fide proposal, whether in writing or otherwise, made by a third party (which is unaffiliated with Investcorp) to acquire beneficial ownership (as defined under Rule 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of all or a material portion of the assets of, or any material equity interest in, the Company or its material Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction involving the Company or its material Subsidiaries including, without limitation, any single or multi-step transaction or series of related transactions which is structured to permit such third party to acquire beneficial ownership of any material portion of the assets of, or any material portion of the equity interest in, the Company or its material Subsidiaries (other than the transactions contemplated by this Agreement).

         (d) The term "Superior Proposal" means
any bona fide proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than a majority of the Company's shares then outstanding or all or substantially all the assets of the Company, and otherwise on terms which the Company Board determines in good faith to be more favorable to the Company and its shareholders than the Recapitalization.

         Section V.4 EMPLOYEE BENEFITS. (a) Effective as of the Closing Date and for a two-year period thereafter, except as otherwise approved by a unanimous vote of the Company Board, the Company and its Subsidiaries and successors shall provide those Persons who, immediately prior to the Closing Date, were employees ("Company Employees") of the Company or its Subsidiaries on the Closing Date with employee benefits that are no less favorable in the aggregate than those provided to Company Employees immediately prior to October 8, 1997.

         (b) Following the Closing Date, the Company will continue to honor, pursuant to the terms thereof, all employment, severance, retention, bonus, other incentive agreements and arrangements, postretirement medical, dental and life insurance arrangements and all supplemental pension plans, in each case as amended through October 8, 1997 (each, an "Employee Arrangement"), for the benefit of any employees and former employees of the Company or any Subsidiary thereof, including, without limitation, those Employee Arrangements set forth in Section 5.4(c) of the Company Disclosure Letter. Notwithstanding the foregoing, no benefit under any Employee Arrangement which vested on or prior to the Closing Date can be modified.

         (c) All benefits described in Section 5.4(c) of the Company Disclosure Letter shall be deemed fully vested on the Closing Date.

         (d) The Investors and the Company acknowledge that the transactions contemplated by this Agreement shall constitute a "change in control" for purposes of any Employee Arrangement.

         (e) As soon as practicable following the date of this Agreement, the Company shall take such actions as may be required to (i) provide that at the Closing Date all awards of Pre-Recapitalization Company Common Stock granted to any employee of the Company or any of its Subsidiaries prior thereto pursuant to the Company's Restricted Stock Plan shall be deemed fully vested, and (ii) amend the terms of the Company's Restricted Stock Plan to provide that any terms providing for rights of first refusal shall be deleted, effective as of the Closing Date.

         (f) As soon as practicable following the date of this Agreement, the individuals listed on Section 5.4(f) of the Company Disclosure Letter shall be offered the right to purchase, at the cash surrender value, the Company-owned life insurance on their respective lives; provided, however, that such individuals provide notice of the exercise of such right prior to the tenth day prior to the Closing Date. The individuals listed on Section 5.4(f) of the Company Disclosure Letter shall, if such individual so elects, effect such purchase promptly following the Closing but in no event later than January 15, 1998.

         (g) At or prior to the Closing Date, (i) the obligations of the Company to each of Richard L. Werner and Robert I. Werner under their respective consulting agreements with the Company shall be accelerated, and Richard L. Werner and Robert I. Werner shall each receive from the Company approximately $875,000, in immediately available funds in full settlement of such obligations of the Company, (ii) the obligations of the Company to provide to each of Donald M. Werner and Howard L. Solot a consulting agreement upon their respective retirements shall be accelerated, and each shall receive from the Company $1 million in immediately available funds in full satisfaction of such obligations of the Company, and (iii) the obligations of the Company to Donald M. Werner and Howard L. Solot under the Company's Supplemental Pension Plan A and resolutions of the Company Board shall be accelerated and Donald M. Werner and Howard L. Solot shall each receive from the Company $1 million in immediately available funds pursuant thereto in full settlement of such obligations of the Company.

         (h) For purposes of this Section 5.4, the term "Ccmpany Employees" shall mean all employees of the Company and its Subsidiaries immediately prior to the Closing Date, including those on lay-off, disability or leave of absence, paid or unpaid.

         (i) Effective as of the Closing Date, the Company shall adopt a stock option plan(s), which shall contain the terms set forth in Exhibit B.

         (j) Effective as of the Closing Date, the Company shall execute and deliver employment agreements with each of the Persons listed on Schedule 4, and such agreements shall be substantially in the form contained in Exhibit B.

         (k) The Company shall pay all bonuses accrued for fiscal year 1997 in accordance with the Company's past practice.

         Section V.5 PUBLICITY. The initial press releases with respect to the execution of this Agreement shall be in a form acceptable to the Investors and the Company. Thereafter, so long as this Agreement is in effect, neither the Company, the Investors nor any of their respective affiliates shall issue or cause the publication of any press release with respect to the Recapitalization, this Agreement or the other transactions contemplated hereby without the prior agreement of the other party, except as may be required by law.

         Section V.6 DIRECTORS' AND OFFICERS' INDEMNIFICATION. (a) From and after the Closing Date, the Company shall, indemnify, defend and hold harmless any Person who is now, or has been at any time prior to October 8, 1997, or who becomes prior to the Closing Date, an officer or director (the "Indemnified Party") of the Company and its Subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including attorneys' fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such Person is or was, or took or failed to take any action as, a director, officer, employee or agent of the Company or any of its Subsidiar-ies or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) this Agreement, or any of the transactions contemplated hereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Closing Date, regardless of whether such Claim is asserted or claimed prior to, at or after the Closing Date, to the full extent permitted under Pennsylvania law or the Company's articles of incorporation and by-laws in effect on October 8, 1997, including provisions relating to advancement of expenses incurred in the defense of any action or suit. Without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any Claim, then, from and after the Closing Date, the Company shall periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto.

         (b) The Company agrees that all rights to indemnification and all limitations of liability existing in favor of the Indemnified Party as provided in the Company's articles of incorporation and by-laws as in effect as of October 8, 1997 shall continue in full force and effect, without any amendment thereto, for a period of six years from the Closing Date; PROVIDED THAT, in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; PROVIDED, FURTHER, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Pennsylvania law, the Company's articles of incorporation or by-laws or such agreements, as the case may be, shall be made by independent legal counsel selected by the Indemnified Party and reasonably acceptable to the Company and; PROVIDED, FURTHER, that nothing in this Section 5.6 shall impair any rights or obligations of any present or former directors or officers of the

Company.

         (c) In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.6, proper provision shall be made so that the successors and assigns of the Company assume the obligations set forth in this Section 5.6 and none of the actions described in clauses (i) or (ii) shall be taken until such provision is made.

         Section V.7 PROXY STATEMENT. (a) The Company shall prepare as soon as practicable, following the date of this Agreement, a proxy statement (together with all amendments, schedules, and exhibits thereto, the "Proxy Statement"), in accordance with all applicable laws, rules and regulations, with respect to the special meeting of the Company's shareholders called to approve the Amended Articles (the "Company Special Meeting"). The Investor Representative and its counsel shall be provided with a reasonable opportunity to review and comment on the Proxy Statement and any related materials prepared in connection with the Company Special Meeting.

         (b) The Company shall include in the Proxy Statement the recommendation of the Company Board that the shareholders of the Company vote in favor of the approval of the Amended Articles; provided, however, that the Company Board may withdraw, modify or change such recommendation only to the extent that (A) the Company Board determines in good faith, after receiving advice from its financial advisor, that a Potential Acquiror has submitted to the Company an Acquisition Proposal which is a Superior Proposal, or (B) the Company Board determines in good faith, based upon the advice of its outside legal counsel, that the failure to withdraw, modify or change such recommendation is reasonably likely to result in a breach of the Company Board's fiduciary duties under applicable law.

         (c) Each of the Company and the Inves-
tors shall furnish all information concerning it as is reasonably requested to be included in the Proxy Statement. The Company agrees that the Proxy Statement and each amendment or supplement thereto, at the time it is mailed to the shareholders of the Company, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information concerning the Investors furnished to the Company by the Investor Representative, the Investors or their respective representatives specifically for use in the Proxy Statement. The Investors agree that the written information provided by it specifically for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time it is mailed to the shareholders of the Company, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (d) No amendment or supplement to the Proxy Statement will be made without the approval of each of the Company and the Investor Representative, which approval will not be unreasonably withheld or delayed.

         Section V.8 SHAREHOLDERS' MEETING. As soon as practicable after the completion of the Proxy Statement, the Company, acting through the Company Board, shall, in accordance with applicable law and its articles of incorporation, and for the purpose of considering and taking action upon the Amended Articles, duly call, give notice of, convene and hold the Company Special Meeting.

         Section V.9 APPROVALS AND CONSENTS; COOPERATION; NOTIFICATION. (a) The parties hereto shall use their respective reasonable best efforts, and cooperate with each other, to obtain as promptly as practicable all governmental and third party authorizations, approvals, consents or waivers required in order to consummate the transactions contemplated by this Agreement.

         (b) The Company and the Investors shall take all actions necessary to file as soon as practicable all notifications, filings and other documents required to obtain all governmental authorizations, approvals, consents or waivers, and to respond as promptly as practicable to any inquiries received from any Governmental Entity for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection therewith.

         (c) The Company shall give prompt notice to the Investors of the occurrence of any Company Material Adverse Effect, and the Investors shall give prompt notice to the Company of the occurrence of any Investor Material Adverse Effect. Each of the Company and the Investors shall give prompt notice to the other of the occurrence or failure to occur of an event that would, or, with the lapse of time would, cause any condition contained in Article VI not to be satisfied.

         Section V.10 PRINCIPAL CORPORATE OFFICES. At the Closing Date, and for at least the two-year period thereafter, except as otherwise approved by a unanimous vote of the Company Board, the Company's principal corporate offices and its commercial business units shall be maintained in their current locations.

         Section V.11 TAKEOVER STATUTES. If any "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, the Company and each of the Investors and their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

         Section V.12 DOMESTIC INTERNATIONAL SALES CORPORATION. As soon as practicable after the date hereof, but prior to the Closing Date, the DISC shall first discharge all of its liabilities and then shall be merged with and into the Company. Prior to the Closing, the DISC will distribute to its stockholders all of the accumulated cash held by the DISC.

         Section V.13 FURTHER ASSURANCES. Each of the parties hereto agrees to use its respective reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

         Section V.14 NOTIFICATION OF COLORADO INSURANCE DEPARTMENT. Promptly following the execution of this Agreement, the Company and the Investors shall notify the Colorado Department of Insurance as to the indirect change of control of MIICA to be effected as a result of the Recapitalization and the other transactions contemplated hereby.

         Section V.15 NEW FINANCING. Between the date hereof and the Closing, the Investors and the Company agree to fully cooperate in connection with the Company's efforts to secure financing of the transactions contemplated hereby (the "New Financing"), including calling for the prepayment or redemption of any existing indebtedness of the Company, provided that the Company shall not be required to pay any fees or other costs with respect to the New Financing prior to the Closing and that any agreements or understandings which the Company may make prior to the Closing relating to the New Financing or the prepayment or redemption OF any existing indebtedness shall be conditioned upon the occurrence of the Closing.

         Section V.16 LANDLORD CONSENTS. Prior to the Closing, the Company shall use reasonable efforts to obtain any landlord lease consents that may be required by the terms of any of the

Company's real property leases upon consummation of the transactions contemplated herein, in a form reasonably acceptable to the Investors; PROVIDED, HOWEVER, that the receipt of any or all such landlord lease consents shall not be a condition to the Closing under this Agreement.

         Section V.17 BOUGHT SHARE PROGRAM. Following the execution of this Agreement, the Company and the Investors shall develop a "bought share" program, in accordance with the terms set forth in Exhibit B, to provide non-shareholder members of the Company's management with the opportunity to invest up to approximately $2 million in shares of non-voting Post-Recapitalization Company Common Stock.

         Section V.18 CAPITAL ADEQUACY OF THE SURVIVING CORPORATION. The Investors covenant that they shall (i) use their commercially reasonable best efforts to cause the opinion referred to in Section 6.3(d), relating to the expected solvency of the Company following the Recapitalization, to be delivered to the Company as soon as available (but in any event prior to Closing), and (ii) deliver to the Company, as soon as available (but in any event prior to Closing), any other certificates or opinions relating to the expected solvency of the Company following the Recapitalization and related financings and shall cause such certificates or opinions to be addressed to the Company Board so that the Company Board is entitled to rely thereon. The Company agrees to provide, and will cause its Subsidiaries and its and their respective employees and advisors to provide, commercially reasonable cooperation with respect to solvency matters, including, without limitation, the preparation of customary certificates of the Company's chief financial officer.

         Section V.19 RECONSTITUTION OF COMPANY BOARD. At or prior to the Closing Date, the Company shall take all actions as may be required so that the Company Board shall consist of (ii) two members of the Company's current management and (ii) three designees of the Investors which will constitute a majority of the Company Board.

         Section V.20 SHAREHOLDER AGREEMENTS. Effective as of the Closing Date, the Company shall execute and deliver shareholder agreements with each of the Persons listed on Schedule 5 and such agreements shall contain the terms set forth in Exhibit C.

                                   ARTICLE VI

                                   CONDITIONS

         Section VI.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The obligations of the Company, on the one hand, and the Investors, on the other hand, to consummate the Recapitalization and the transactions contemplated hereby are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) of the following conditions:

         (a no court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling, and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the material transactions contemplated by this Agreement; provided that the parties shall have used their best efforts to cause any such order, decree, ruling, statute, rule or regulation to be vacated or lifted;

         (b all consents, permits and approvals required to be obtained from any Person shall have been received or obtained on or prior to the Closing Date, except to the extent that the failure to so obtain would not be reasonably likely to result in a Company Material Adverse Effect; and

         (c the shareholders of the Company shall have approved the Amended Articles in accordance with the PBCL.

         Section VI.2 CONDITIONS TO THE OBLIGATIONS OF THE INVESTORS. The obligations of the Investors to consummate the Recapitalization are subject to the satisfaction (or waiver by the Investors) of the following further conditions:

         (a (i) the representations and warran-
ties of the Company contained in Sections 3.2(a), 3.23 and 3.24 of Article III shall be true and accurate as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), and (ii) all other representations and warranties of the Company contained in
Article III shall be true and accurate as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), would not individually or in the aggregate have a Company Material Adverse Effect;

         (b the Company shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing Date;

         (c if requested, the Investors shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company, dated as of the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Sections 6.1(a), 6.1(b), 6.1(c), 6.2(a) and 6.2(b) have been satisfied; and

         (d the Company shall have taken all actions necessary to cause the Redemption to become effective immediately following the issuance of the Investor Shares, and such actions shall be irrevocable on the part of the Company, subject only to the requisite approval by the Company's shareholders of the Amended Articles and the purchase and sale of the Investor Shares.

         Section VI.3 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Recapitalization are subject to the satisfaction (or waiver by the Company) of the following further conditions:

         (a the representations and warranties of the Investors contained in Article IV shall be true and accurate as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) would not have an Investor Material Adverse Effect;

         (b the Investors shall have performed in all material respects all of the respective obligations hereunder required to be performed by the investors, as the case may be, at or prior to the Closing Date;

         (c if requested, the Company shall have received a certificate signed on behalf of each of the Investors, by the chief executive officer or chief financial officer of each of the Investors, dated as of the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Sections 6.1(a), 6.1(b), 6.3(a) and 6.3(b) have been satisfied; and

         (d the Investors shall have obtained and furnished to the Company an opinion from a nationally recognized valuation firm chosen by the Investors and reasonably acceptable to the Company to the effect that the consummation of the transactions contemplated hereby shall not violate Section 1551 of the PBCL or otherwise constitute a fraudulent conveyance under applicable law, which opinion shall be in customary form and subject to customary assumptions and qualifications, and shall be addressed to the Company and to such other Persons as determined by the Investors.

                                  ARTICLE VII

                                  TERMINATION

         Section VII.1 TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Recapitalization contemplated herein may be abandoned at any time prior to the Closing Date, whether before or after shareholder approval thereof:

            (a    By the mutual consent of the Company and the Investors;

            (b    By either the Company or the Investors:

                  i) if the Recapitalization shall not have occurred on or prior to January 31, 1998; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Recapitalization to occur on or prior to such date; or

                  ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall have used their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the material transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and no-nappealable;

            (c    By the Company:

                  i) if the Company Board shall have (A) withdrawn, or modified or changed in a manner adverse to Investors its approval or recommendation of the Amended Articles in order to approve and permit the Company to execute a definitive agreement with a Person, other than the Investors, Investcorp or any of their respective affiliates or designees, relating to an Acquisition Proposal, and (B) either (x) determined in good faith, after receiving advice from its financial advisor, that such third party has submitted to the Company an Acquisition Proposal which is a Superior Proposal, or (y) determined in good faith, based upon advice of its outside legal counsel, that the failure to take such action as set forth in the preceding clause (A) is reasonably likely to result in a breach of the Company Board's fiduciary duties under applicable law; PROVIDED, HOWEVER, that the Company shall have paid to the Investors (pro rata based on the number of Investor Shares purchased by such Investors pursuant to Section 1.3) the fee required by Section 7.2(a);

                  ii) if any of the Investors (x) breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or (y) breaches its representations and warranties in any material respect and such breach would have an Investor Material Adverse Effect, in each case such that the conditions set forth in Section 6.1 or Section 6.3 would not be satisfied; PROVIDED, HOWEVER, that if any such breach is curable by the breaching party through the exercise of the breaching party's best efforts and for so long as the breaching party shall be so using its best efforts to cure such breach, the Company may not terminate this Agreement pursuant to this Section 7.1(c)(ii); or

                  iii) if the Company fails to obtain the required approval hy its shareholders of the Amended Articles at the Company Special Meeting; PROVIDED, HOWEVER, that the Company shall have paid to the Investors (pro rata based on the number of Investor Shares purchased by such Investors pursuant to Section 1.3) any fee required by Section 7.2(a).

            (d    By the Investors:

                  i) if the Company (x) breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or (y) breaches its representations and warranties in any material respect and such breach would have a Company Material Adverse Effect, in each case such that the conditions set forth in Section 6.1 or Section 6.2 would not be satisfied; PROVIDED, HOWEVER, that if any such breach is curable by the Company through the exercise of the Company's best efforts and for so long as the Company shall be so using its best efforts to cure such breach, the Investors may not terminate this Agreement pursuant to this Section 7.1(d)(i);

                  ii) if the Company Board shall have withdrawn, or modified or changed in a manner adverse to the Investors its approval or recommendation of the Amended Articles or shall have recommended an Acquisition Proposal or other business combination, or the Company shall have entered into an agreement in principle (or similar agreement) or definitive agreement providing for an Acquisition Proposal or other business combination with a Person, other than the Investors, Investcorp or any of their respective affiliates or designees, or the Company Board resolves to do any of the foregoing; or

                  iii) if the shareholders of the Company do not approve the Amended Articles at the Company Special Meeting.

         Section VII.2 EFFECT OF TERMINATION. (a) If (w) the Company shall terminate this Agreement pursuant to Section 7.1(c)(i), (x) the Investors shall terminate this Agreement pursuant to Section 7.1(d)(ii), (y) the Investors shall terminate this Agreement pursuant to Section 7.1(d)(iii) or the Company shall have terminated this Agreement pursuant to Section 7.1(c)(iii) and in either case there shall have been made or commenced an Acquisition Proposal by a Person other than the Investors, Investcorp or any of their respective affiliates or designees (a "Third Party Acquiror") with respect to the Company, or (z) the Investors shall terminate this Agreement pursuant to Section 7.1(d)(i) at any time after an Acquisition Proposal has been made by such Third Party Acquiror and, within one year following such termination, the Company shall have entered into a definitive agreement with such Third Party Acquiror with respect to an Acquisition Proposal or similar business combination or such a transaction is consummated with such Third Party Acquiror, then the Company shall pay to the Investors (pro rata based on the number of Investor Shares purchased by such Investors pursuant to Section 1.3), not later than the date of termination of this Agreement in the case of clauses (w), (x) and (y) above, $15 million (the "Termination Fee") in cash by check or wire transfer. The Company acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Investors would not enter into this Agreement. Accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 7.2 and, in order to obtain such payment, the Investors commence a suit in accordance with the terms of this Agreement which results in a judgment against the Company for the Termination Fee, the Company shall pay to the Investors their costs and expenses (including attorneys' fees) in connection with such suit, together with accrued interest on the Termination Fee which interest shall be accrued from, and at the prime rate of Citibank, N.A. in effect on, the date such payment was required to be made. If the Company is the prevailing party in such suit, then the Investors shall pay to the Company its costs and expenses (including attorneys' fees) in connection with such suit.

         (b In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of the Investors or the Company or their respective directors, officers, employees, shareholders, representatives, agents or advisors other than, with respect to the Investors and the Company, the obligations pursuant to this Section 7.2, Article VIII and the last sentence of Section 5.2. Nothing contained in this Section 7.2 shall relieve any of the Investors or the Company from liability for willful breach of this Agreement.

                                 ARTICLE VIII

                                MISCELLANEOUS

         Section VIII.1 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein.

         Section VIII.2 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing Date or the termination of this Agreement. This Section 8.2 shall not limit any covenant or agreement contained in this Agreement which by its terms contemplates performance after the Closing Date.

         Section VIII.3 NOTICES. Subject to Section 8.9, all notices, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier to, (b) five days after being deposited in any United States Post Office enclosed in a postage prepaid, registered or certified envelope addressed to, or (c) when successfully transmitted by telecopier (with a confirming copy of such communication to be sent as provided in clauses (a) or (b) above) to, the party for whom intended, at the address or telecopier number for such party set forth below (or at such other address or telecopier number for a party as shall be specified by like notice, provided, however, that any notice of change of address or telecopier number shall be effective only upon receipt):

         (a       if to the Investors, to:

                  Investcorp Investment Equity Limited
                  P.O. Box 1111
                  West Wind Building
                  George Town, Grand Cayman
                  British West Indies
                  Telecopy No.:    (345) 949-7920
                    with copies to:

                    Investcorp International, Inc.
                    280 Park Avenue, 37th Floor West
                    New York, New York 10017
                    Telecopy No.: (212) 599-4700
                    Attention:   Christopher J. Stadler

                    and

                    Gibson, Dunn & Crutcher LLP
                    200 Park Avenue
                    New York, New York 10166-0193
                    Telecopy No.:     (212) 351-4035
                    Attention:   E. Michael Greaney, Esq.

         (b         if to the Company, to:

                    Werner Holding Co. (PA), Inc.
                    93 Werner Road
                    Greenville, Pennsylvania 16125-9499
                    Telecopy No.: (412) 588-0618
                    Attention:  Eric J. Werner, General Counsel

                    with copies to:

                    Skadden, Arps, Slate, Meagher &
                    Flom LLP
                    919 Third Avenue
                    New York, New York 10022
                    Telecopy No.: (212) 735-2000
                    Attention:  Roger S. Aaron, Esq.

                    and

                    Cohen & Grisby, P.C.
                    2900 CNG Tower
                    625 Liberty Avenue
                    Pittsburgh, Pennsylvania 15222
                    Telecopy No.: (412) 391-3382
                    Attention:  Charles C. Cohen, Esq.

         Section VIII.4 INTERPRETATION. The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders. The phrase "to the knowledge of" or any similar phrase shall mean such facts and other information which as of the date of determination are actually known to any vice president, chief financial officer, general counsel, chief compliance officer, controller, and any officer superior to any of the foregoing, of the referenced party after the conduct of a reasonable investigation under the circumstances by such officer. The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 27, 1997. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 of the Exchange Act. As used in this Agreement, "Person" means an individual, corporation, partnership, joint venture, association, trust, estate or other entity or organization, including a Governmental Entity. As used in this Agreement, the term "business day" means a day, other than a Saturday or a Sunday, on which banking institutions in New York are required to be open. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

         Section VIII.5 COUNTERPARTS. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement.

         Section VIII.6 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement, the Confidentiality Agreement and the Company Disclosure Letter (a) constitute the entire agreement and supersede all prior agree-ments and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.6, are not intended to confer upon any person, other than the parties hereto and the Investor Representative (as defined below) (with respect to Section 8,17) and their respective successors and permitted assigns, any rights or remedies hereunder.

         Section VIII.7 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         Section VIII.8 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

         Section VIII.9 JURISDICTION. Each of the parties hereto hereby expressly and irrevocably submits to the non-exclusive personal jurisdiction of the United States District Court for the Western District of Pennsylvania and to the jurisdiction of any other competent courts of the Commonwealth of Pennsylvania located in the County of Allegheny (collectively, the "Pennsylvania Courts"), preserving, however, all rights of removal to such federal courts under 28 U.S.C. Section 1441, in connection with all disputes arising out of or in connection with this Agreement or the transactions contemplated hereby and agrees not to commence any litigation relating thereto except in such courts. If the aforementioned courts do not have subject matter jurisdiction, then the proceeding shall be brought in any other state or federal courts located in the Commonwealth of Pennsylvania, preserving, however, all rights of removal to such federal courts under 28 U.S.C. Section 1441. Each of the parties hereby irrevocably and unconditionally (i) waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the Pennsylvania Courts, (ii) waives and agrees not to plead or claim in any such courts that any such litigation brought in any such courts has been brought in an inconvenient forum, (iii) waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement or the transactions contemplated hereby to which any of them may be entitled by reason of its present or future domicile, and (iv) consents to service of any and all process in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby by the mailing or telecopying such process to the Investor Representative at the address or telecopy number, as the case may be, specified in Section 8.3 hereof. Notwithstanding the foregoing, each of the parties hereto agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Pennsylvania Courts in any other court or jurisdiction. Nothing herein shall limit the right of a party to effect service of process on the other party by any legally available method.

         Section VIII.10 SPECIFIC PERFORMANCE. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with
Section 8.9.

         Section VIII.11 JOINT AND SEVERAL LIABILITY. Each of the Investors hereby agrees that they will be jointly and severally liable for all covenants, agreements, obligations and representations and warranties made by any of them in this Agreement.

         Section VIII.12 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

         Section VIII.13 EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not any of the transactions contemplated hereby is consummated.

         Section VIII.14 HEADINGS. Headings of the Articles and Sections of this Agreement and the Table of Contents are for convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

         SECTION VIII.15 WAIVERS. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         Section VIII.16 COMPANY DISCLOSURE LETTER. The Company Disclosure Letter shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. The disclosure of any matter in the Company Disclosure Letter shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

         Section VIII.17 INVESTOR REPRESENTATIVE. Each of the Investors hereby designates and appoints Investcorp Investment Equity Limited, a Cayman Islands corporation, as such Investor's agent, attorney-in-fact and representative (in such capacity, the "Investor Representative"), and as such is hereby authorized and directed to take all such actions and exercise all such rights, power or authority, and make any decision or determination as are required, authorized or permitted by this Agreement to be performed, exercised or made by such Investor. Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Investor Representative consistent therewith, shall be absolutely and irrevocably binding on each Investor as if such Investor personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Investor's individual capacity. The Investor Representative hereby acknowledges that it has full power and authority to act in the premises (including, without limitation, the power and authority, on behalf of the Investors, to execute and deliver any certificate, notice, consent or instructions hereunder) and to designate and appoint a substitute or substitutes to act hereunder with the same power and authority as the Investor Representative would have if personally acting. Each of the Investors agrees that each party hereto may conclusively rely without further investigation on the instructions and decisions of the Investor Representative acting in such capacity on behalf of any Investor, and that, as between each Investor and each other party hereto, all actions of any Investor Representative acting in such capacity shall be conclusively binding on each Investor. Each Investor acknowledges that the foregoing appointment and designation shall be deemed to be coupled with an interest, shall be irrevocable and shall survive the death or incapacity of such Investor. The Investor Representative shall not be liable to the Investors for the performance of any act or the failure to act under or in connection with this Agreement, and the Investors shall indemnify and hold harmless the Investor Representative from any liability in connection with acting as such, so long as he acted or failed to act in good faith in what it reasonably believed to be the scope of his authority for a purpose which he reasonably believed to be in the best interests of the Investors. A successor to the Investor Representative may be chosen by a majority of the Investors provided that notice thereof is given by the new Investor Representative to the Company.

                  [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the Company and the Investors have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                        WERNER HOLDING CO. (PA), INC.

                                        By: /s/
                                          -------------------------------------
                                           Name:
                                           Title:


                                        INVESTCORP INVESTMENT EQUITY
                                        LIMITED

                                        By: /s/
                                          -------------------------------------
                                           Name:
                                           Title:


                                        BALLET LIMITED

                                        By: /s/
                                          -------------------------------------
                                           Name:
                                           Title:


                                        DENARY LIMITED

                                        By: /s/
                                          -------------------------------------
                                           Name:
                                           Title:


                                        GLEAM LIMITED

                                        By: /s/
                                          -------------------------------------
                                           Name:
                                           Title:


                                        HIGHLANDS LIMITED

                                        By: /s/
                                          ------------------------------------
                                           Name:
                                           Title:



                                        NOBLE LIMITED


                                        By: /s/
                                          ------------------------------------
                                           Name:
                                           Title:


                                        OUTRIGGER LIMITED


                                         By: /s/
                                           -----------------------------------
                                            Name:
                                            Title:


                                         QUILL LIMITED


                                         By: /s/
                                           ------------------------------------
                                            Name:
                                            Title:


                                         RADIAL LIMITED


                                         By: /s/
                                           ------------------------------------
                                            Name:
                                            Title:


                                         SHORELINE LIMITED


                                         By: /s/
                                           ------------------------------------
                                            Name:
                                            Title: